Exhibit (d)(3)
EXECUTION COPY
April 26, 2011
Saleen Holdings, Inc.
c/o Silver Lake Partners
9 West 57th Street, 32nd Floor
New York, NY 10019
and
c/o Silver Lake Sumeru
2775 Sand Hill Road, Suite 100
Menlo Park, CA 94025
Re: Equity Financing Commitment
Ladies and Gentlemen:
          Reference is made to the Agreement and Plan of Merger, dated as of the date hereof (as it may be amended from time to time, the “Merger Agreement”), by and among Saleen Holdings, Inc., a Cayman Islands exempted company (“Parent”), Saleen Acquisition, Inc., a Cayman Islands exempted company (“Merger Sub”), and SMART Modular Technologies (WWH), Inc., a Cayman Islands exempted company (the “Company”), pursuant to which, upon the terms and subject to the conditions set forth therein, Merger Sub will be merged with and into the Company (the “Merger”). Capitalized terms used and not defined herein but defined in the Merger Agreement shall have the meanings ascribed to them in the Merger Agreement. The parties listed on Schedule A hereto are collectively referred to herein as the “Investors.” This letter is being delivered by the Investors to Parent in connection with the execution of the Merger Agreement.
          1. Commitment. This letter confirms the several, and not joint, commitment of each of the Investors, subject to the conditions set forth herein, to purchase (or cause an assignee permitted by the terms of Section 3(a) to purchase) a portion of the equity of Parent as of the Effective Time (the “Subject Equity Securities”) for an aggregate purchase price equal to the dollar commitment set forth next to such Investor’s name on Schedule A hereto (the “Commitment”) solely for the purpose of funding, and to the extent necessary to fund, the aggregate Merger Consideration, the aggregate Equity Incentive Awards, the redemption of the Notes and the repayment of the amount outstanding under the Loan and Security Agreement, in each case, in connection with the Merger pursuant to and in accordance with the Merger Agreement, and to pay related expenses, it being understood that none of the Investors (together with their permitted assigns) shall under any circumstances be obligated to purchase any equity of Parent for a purchase price in excess of its respective Commitment. The obligation of each of the Investors (or its permitted assigns) to fund its respective Commitment (a) is subject to (i) the terms of this letter, (ii) the satisfaction or waiver by Parent and Merger Sub of all of the conditions precedent to Parent’s and Merger Sub’s obligation to effect the Closing set forth in Section 6.1 and Section 6.2 of the Merger Agreement and (iii) the substantially concurrent receipt of the proceeds of the Debt Financing in an amount that, together with the proceeds of the Commitment hereunder and cash on hand at the Company, is sufficient to fund the aggregate Merger Consideration, the aggregate Equity Incentive Awards which are to be paid in cash, the redemption of the Notes and the repayment of the amount outstanding under the Loan and Security Agreement and (b) subject to the foregoing clause (a), will occur contemporaneous with the Closing and the simultaneous issuance to each of the Investors of the Subject Equity Securities. The amount to be funded under this letter will be reduced in the manner designated by the Sponsors (as defined below) in the event that Parent does not require all of the equity financing with respect to which the Investors have made their Commitments in order to consummate the transactions contemplated by the Merger Agreement.
          2. Termination. Each Investor’s obligation to fund its Commitment will terminate automatically and immediately upon the earliest to occur of (a) termination of the Merger Agreement, (b) without limiting any of the Company’s rights against the Investors under their respective Limited Guarantees, the commencement of any Action by the Company or any of its Affiliates (other than an Affiliate of the Company that is also an Affiliate of an Investor; provided that no employee of the Company shall be deemed to be an Affiliate of any Investor for this purpose) against any of the Investors, Merger Sub or any Parent Related Party (as defined below) relating to this letter, any of the Limited Guarantees, the Merger Agreement or any of the transactions contemplated hereby or thereby (including in respect of any oral representations made or alleged to be made in connection therewith) and (c) the payment of such Investor’s Obligations (as defined in such Investor’s Limited Guarantee) pursuant to the Limited Guarantee executed and delivered by such Investor or its Affiliates as long as such Investor or its Affiliates have not breached a payment obligation under such Limited Guarantee. Upon termination of this letter, the Investors shall not have any further obligations or liabilities hereunder.
          3. Assignment; Amendments and Waivers; Entire Agreement.
          (a) The rights and obligations under this letter may not be assigned by any party hereto without the prior written consent of the other parties, and any attempted assignment shall be null and void and of no force or effect. Notwithstanding the foregoing, each Investor may assign all or a portion of its obligations to fund its Commitment to one or more of its affiliated investment funds that is advised by the investment manager of such Investor or any Affiliate thereof, but no such assignment shall relieve the assigning party of its obligations hereunder
          (b) This letter may not be amended, and no provision hereof waived or modified, except by an instrument signed by each of the parties hereto.
          (c) This letter constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among or between any of the parties with respect to the subject matter hereof and thereof.
          4. No Third Party Beneficiaries. This letter shall be binding solely on, and inure solely to the benefit of, the parties hereto and their respective successors and permitted assigns, and nothing set forth in this letter shall be construed to confer upon or give to any Person (including the Company), other than the parties hereto and their respective successors and permitted assigns, any benefits, rights or remedies under or by reason of, or any rights to enforce or cause Parent to enforce, the Commitment or any provisions of this letter.
          5. Limited Recourse; Enforcement.
          (a) Notwithstanding anything that may be expressed or implied in this letter or any document or instrument delivered in connection herewith, Parent, by its acceptance of the benefits of the Commitments provided herein, covenants, agrees and acknowledges that no Person other than the Investors and their respective permitted assigns hereunder shall have any obligation hereunder or in connection with the transactions contemplated hereby and that, notwithstanding that the Investors or any of their permitted assigns may be a partnership or limited liability company, it has no rights of recovery against and no recourse hereunder or under any documents or instruments delivered in connection herewith or in respect of any oral representations made or alleged to have been made in connection herewith or therewith shall be had against any former, current and future direct or indirect equityholders, controlling persons, stockholders, directors, officers, employees, agents, Affiliates, members, managers, general or limited partners, attorneys or other representatives of any party hereto or any of their successors or assigns or any former, current and future direct or indirect equityholders, controlling persons, stockholders, directors, officers, employees, agents, Affiliates, members, managers, general or limited partners, attorneys or other representatives or successors or assignees of any of the foregoing (a “Parent Related Party” and collectively, the “Parent Related Parties”), whether by or through attempted piercing of the corporate (or limited liability company or limited partnership) veil, by or through a claim (whether at law or equity or in tort, contract or otherwise) by or on behalf of any of the Investors against any Parent Related Party, by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any applicable Law, or otherwise, it being agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any Parent Related Party for any obligations of any of the Investors or any of their successors or permitted assigns under this letter or any documents or instrument delivered in connection herewith or in respect of any representations made or alleged to have been made in connection herewith or therewith or for any claim (whether at law or equity or in tort, contract or otherwise) based on, in respect of, or by reason of such obligations or their creation.
          (b) This letter may only be enforced by Parent at the direction of the Sponsors in their sole discretion. Parent shall have no right to enforce this letter unless directed to do so by the Sponsors in their sole discretion. Parent’s creditors shall have no right to enforce this letter or to cause Parent to enforce this letter. For purposes of this letter, “Sponsors” means the consent or approval of both Silver Lake Partners III, L.P and Silver Lake Sumeru Fund, L.P.
          (c) Concurrently with the execution and delivery of this letter, each Investor or an affiliate of each Investor is executing and delivering to the Company a Limited Guarantee relating to certain of Parent’s obligations under the Merger Agreement. The Company’s remedies against the Investors under such Limited Guarantees shall and are intended to be the Company’s sole and exclusive direct or indirect remedies available to the Company and its Affiliates against the Investors or any of their Parent Related Parties for any Liability, loss, damage or recovery of any kind (including consequential, indirect or punitive damages, and whether at law, in equity, in contract, in tort or otherwise) arising under or in connection with any breach of the Merger Agreement (whether willfully, intentionally, unintentionally or otherwise) or of the failure of the Merger to be consummated for any reason or otherwise in connection with the transactions contemplated hereby and thereby or in respect of any representations made or alleged to have been made in connection therewith (whether or not Parent’s or Merger Sub’s breach is caused by the breach by any Investor of its obligations under this letter).
          6. Confidentiality. This letter shall be treated as confidential and is being provided to Parent solely in connection with the Merger. This letter may not be used, circulated, quoted or otherwise referred to in any document, except with the written consent of the Sponsors; provided that a copy of this letter may be provided to the Company if the Company agrees to treat the letter as confidential; provided, further that any party hereto may disclose the existence of this letter to the extent required by any applicable Law.
          7. Governing Law; Jurisdiction; Waiver of Jury Trial.
          (a) This letter and all claims or causes of action (whether in tort, contract or otherwise) that may be based upon, arise out of or relate to this letter or the negotiation, execution or performance of this letter (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this letter) shall be governed and construed in accordance with the laws of the State of New York. Each of the parties hereto hereby irrevocably and unconditionally (i) submits, for itself and its property, to the exclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in New York County, and any appellate court from any thereof, in any suit, action or proceeding arising out of or relating to this letter, the negotiation, execution or performance of this letter (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this letter) or the transactions contemplated hereby or thereby, or for recognition or enforcement of any judgment, and agrees that all claims in respect of any such suit, action or proceeding shall be heard and determined in such New York State court or, to the extent permitted by law, in such Federal court, (ii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this letter, the negotiation, execution or performance of this letter (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this letter) or the transactions contemplated hereby in any New York State or in any such Federal court, (iii) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such suit, action or proceeding in any such court and (iv) agrees that a final judgment in any such suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other matter provided by law. Each of the parties hereto agrees that service of process, summons, notice or document by registered mail addressed to you or us at the addresses set forth above shall be effective service of process for any suit, action or proceeding brought in any such court.

          (B) EACH OF THE PARTIES HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS LETTER OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH OF THE PARTIES (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HAVE BEEN INDUCED TO ENTER INTO THIS LETTER OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 7(B).
          8. Headings. The descriptive headings in this letter are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this letter.
          9. Counterparts. This letter may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same instrument.
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Very truly yours, INVESTORS: SILVER LAKE PARTNERS III, L.P.
By:	Silver Lake Technology Associates III, L.P., its general partner

By:	SLTA III (GP), L.L.C., its general partner

By:	Silver Lake Group, L.L.C., its managing member

By:	/s/ James A. Davidson
	Name:	James A. Davidson
	Title:	Managing Member
[Signature Page to Equity Commitment Letter]

SILVER LAKE SUMERU FUND, L.P.
By:	Silver Lake Technology Associates Sumeru, L.P., its general partner

By:	SLTA Sumeru (GP), L.L.C., its general partner

By:	/s/ Ajay Shah
	Name:	Ajay Shah
	Title:	Managing Director

[Signature Page to Equity Commitment Letter]

Accepted and acknowledged:
PARENT:

SALEEN HOLDINGS, INC.
By:	/s/ Kenneth Hao
	Name:	Kenneth Hao
	Title:	President

[Signature Page to Equity Commitment Letter]

Schedule A
Commitments

Investor	Dollar Commitment
Silver Lake Partners III, L.P.	$254,000,000
Silver Lake Sumeru Fund, L.P.	$127,000,000
TOTAL	$381,000,000